Exhibit 99.10

CONSENT OF LEHMAN BROTHERS

We hereby consent to the use of our opinion letter dated December 18, 2005 to the Board of Directors of FPL Group Inc. (“FPL Group”) attached as Annex E to the Joint Proxy Statement/Prospectus of Constellation Energy Group, Inc. (“Constellation”) and FPL Group, which Joint Proxy Statement/Prospectus is part of the Registration Statement on Form S-4 filed by Constellation with the Securities and Exchange Commission (the “Prospectus”), and to the references to our firm in the Prospectus under the headings “Summary of the Proposed Merger—Opinions of FPL Group’s Financial Advisors,” “Background of the Merger,” “FPL Group’s Reasons for the Merger; Recommendation of the FPL Group Board of Directors” and “Opinions of FPL Group’s Financial Advisors.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder and we do not thereby admit that we are experts with respect to any part of the Registration Statement under the meaning of the term “expert” as used in the Securities Act.

LEHMAN BROTHERS INC. /s/ LEHMAN BROTHERS INC.
LEHMANBROTHERS INC.

New York, New York

June 23, 2006